May 9, 1996



To the Persons Listed on
  Schedule A


Gentlemen and Ladies:

      This opinion is furnished to you pursuant to (a) subsection 6(d)(2) of the Class A Underwriting Agreement, Series 1996-A dated April 25, 1996 (the "Class A Underwriting Agreement, Series 1996-A") between CS First Boston Corporation, as Representative of the several underwriters named therein and World Financial Network National Bank, a national banking association ("Transferor"); (b) subsection 6(d)(2) of the Class B Underwriting Agreement, Series 1996-A dated April 25, 1996 (the "Class B Underwriting Agreement, Series 1996-A") between CS First Boston Corporation and Transferor; (c) subsection 6(d)(2) of the Class A Underwriting Agreement, Series 1996-B dated April 25, 1996 (the "Class A Underwriting Agreement, Series 1996-B") between CS First Boston Corporation, as Representative of the several underwriters named therein and Transferor; and (d) and subsection 6(d)(2) of the Class B Underwriting Agreement, Series 1996-B dated April 25, 1996 (the "Class B Underwriting Agreement, Series 1996-B"; together with the Class A Underwriting Agreement, Series 1996-A, the Class B Underwriting Agreement, Series 1996-A, and the Class A Underwriting Agreement, Series 1996-B, the "Underwriting Agreements") between CS First Boston Corporation and Transferor. Capitalized terms used but not defined herein have the same meaning ascribed thereto in each of the Underwriting Agreements. As used herein, "Certificates" means the Certificates issued pursuant to (and as defined in) each of the Supplements, and the "Pooling and Servicing Agreement" means the P&S as supplemented by each of the Supplements.

      We have examined copies of the Underwriting Agreements, the P&S, the Supplements for Series 1996-A and Series 1996-B (the "Supplements"), the Loan Agreements for Series 1996-A and Series 1996-B (the "Loan Agreements"), the forms of Certificates attached to the Supplements, a signed copy of the legal opinion of Carolyn Melvin, General Counsel to Transferor and a signed copy of the legal opinion of Schwartz, Warren & Ramirez, Ohio counsel to Transferor. In addition, we have examined such other documents, corporate records and certificates of officers of Transferor as to matters of fact and of public officials as to matters within their jurisdiction and such other instruments and sources as we have deemed necessary and advisable for the purpose of rendering this opinion.

       In conducting our examination, we have assumed, without investigation, the authenticity of any documents submitted to us as an original, the conformity with the original of any document submitted to us as a copy, the authenticity of the original of any such copy and the genuineness of all signatures. We have relied, as to factual matters, on the documents we have examined and upon certificates of Transferor, its officers, public officials or other persons. We have also assumed the due authorization, execution, and delivery of all documents by parties thereto and, except as set forth in paragraph (i) below, the enforceability of any agreements included in such documents against parties thereto.

      Our opinions herein are limited to the Federal law of the United States of America.

      Based on the foregoing, we are of the opinion that:

           (i) The statements in the Prospectus under the headings "Certain Legal Aspects of the Receivables-Transfer of Receivables", "U.S. Federal Income Tax Consequences" and "ERISA Considerations" insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein have been prepared or reviewed by us and are correct in all material respects.
      Furthermore, insofar as the statements contained in the Registration Statement and the Prospectus purport to summarize certain provisions of the Certificates and the Pooling and Servicing Agreement and the Loan Agreements, such statements present summaries of such provisions that are accurate in all material respects.

           (ii) Based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions, and assuming that the Certificates are executed, delivered and authenticated in substantially the forms we have examined, we are of the opinion that: (a) the Certificates will be characterized as indebtedness that is secured by the Receivables;
      (b) the Trust will not be characterized for Federal income tax purposes as an association (or publicly traded partnership) taxable as a corporation; (c) the issuance of the Certificates will not adversely affect the tax characterization as debt of the Series 1996-VFC Certificates issued by the Trust; and (d) the issuance of the Certificates will not cause or constitute an event in which gain or loss would be recognized by the holders of the Series 1996-VFC Certificates.

      The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the IRS contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "U.S. Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein.

      This opinion is for your use and may not be relied upon by any other person without our prior written consent.

                                       Very truly yours,



RFH




                                Schedule A
                                ----------

CS First Boston Corporation, as Representative      The Collateral Investors
   of the Several Underwriters                        under the Loan Agreement
55 East 52nd Street                                   relating to Series 1996-B
Park Avenue Plaza                                     c/o Credit Suisse,
New York, New York  10055                             New York Branch
                                                    Tower 49
World Financial Network National Bank               12 East 49th Street
4590 East Broad Street                              New York, New York  10017
Columbus, Ohio  43213

World Financial Network Credit Card Master Trust
c/o The Bank of New York
101 Barclay Street, Floor 12 East
New York, New York  10286

The Bank of New York
101 Barclay Street, Floor 12 East
New York, New York  10286

Standard & Poor's Ratings Services,
   a division of The McGraw-Hill
   Companies
25 Broadway
New York, New York  10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10004

Fitch Investors Service, L.P.
One State Street Plaza
New York, New York  10004

The Industrial Bank of Japan, Limited,
  Chicago Branch
227 West Monroe Street, Suite 2600
Chicago, Illinois 60606

Credit Suisse, New York Branch, as Agent
Tower 49
12 East 49th Street
New York, New York  10017